EXHIBIT NO. 99.1

News Release

Contacts: Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investors - Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

United Steelworkers of America Members Ratify “New Era” Labor Agreement

for AK Steel’s Ashland Works

MIDDLETOWN, OH, September 26, 2005—AK Steel (NYSE: AKS) said members of United Steelworkers of America (USW) Local 1865 have ratified a new five-year labor agreement covering about 750 hourly production and maintenance employees at its Ashland Works in Kentucky.

“Ratification of this contract marks the beginning of a ‘new era’ for AK Steel and USW Local 1865,” said James L. Wainscott, president & CEO of AK Steel. “This is a labor agreement that clearly recognizes AK Steel’s urgent need to have total employment costs that are competitive with the pattern established in the wake of steel company bankruptcies and consolidation we have witnessed over the past several years. At the same time, the agreement provides equitable and competitive contract provisions for employees and retirees.”

AK Steel said the agreement includes, among other provisions, the following:

•	Five-year term spanning September 1, 2005 to September 1, 2010,

•	Company defined benefit pension plan locked and frozen at 1/1/06, with subsequent company pension contributions to the Steelworkers Pension Trust (SPT),

•	100+ job classes consolidated to five job classes with additional workforce flexibility,

•	Elimination of base workforce guarantees,

•	Increased active and retiree healthcare cost-sharing,

•	Enhanced profit-sharing plan.

“I commend members of the USW, at the local and international levels, for recognizing the need to address AK Steel’s fundamental goal of achieving sustained profitability,” said Mr. Wainscott. “I believe this agreement can become a pattern that allows the company and its employees to share in our future success.”

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

# # #